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            April 2, 2024

       Xiaoyu Li
       Co-Chief Financial Officer
       Fresh2 Group Limited
       650 5th Ave STE 2416
       New York, NY 10019-6108

                                                        Re: Fresh2 Group
Limited
                                                            Form 20-F filed May
16, 2023
                                                            20-F/A filed March
25, 2024
                                                            Response filed
March 25, 2024
                                                            File No. 001-39137

       Dear Xiaoyu Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




            Sincerely,


            Division of Corporation Finance

            Office of Industrial Applications and

            Services